EXHIBIT 99.1

News Release

For Immediate Release	Contact: W. Mark Tatterson
July 27, 2017	Chief Financial Officer
(800) 445-1347 ext. 8716

United Bankshares, Inc. Announces Earnings

for the Second Quarter and First Half of 2017

WASHINGTON, D.C. and CHARLESTON, WV— United Bankshares, Inc. (NASDAQ: UBSI), today reported earnings for the second quarter and the first half of 2017. Earnings for the second quarter of 2017 were $37.1 million or $0.37 per diluted share, as compared to earnings of $31.8 million or $0.44 per diluted share for the second quarter of 2016. Earnings for the first half of 2017 were $75.9 million or $0.84 per diluted share as compared to earnings of $66.5 million or $0.94 per diluted share for the first half of 2016.

“During the second quarter of 2017, we successfully completed the largest merger in our Company’s history with the acquisition of Cardinal Financial Corporation, headquartered in Tysons Corner, Virginia,” stated Richard M. Adams, United’s Chairman of the Board and Chief Executive Officer. “Despite significant merger expenses related to the acquisition of Cardinal, our core earnings remain strong.”

Second quarter of 2017 results produced an annualized return on average assets of 0.82% and an annualized return on average equity of 4.93%, respectively. For the first half of 2017, United’s return on average assets was 0.94% while the return on average equity was 5.80%. United’s annualized returns on average assets and average equity were 1.00% and 6.99%, respectively, for the second quarter of 2016 while the returns on average assets and average equity were 1.06% and 7.51%, respectively, for the first half of 2016.

On April 21, 2017, United completed its acquisition of Cardinal Financial Corporation (Cardinal). On June 3, 2016, United completed its acquisition of Bank of Georgetown of Washington, D.C. Both the results of operations of Cardinal and Bank of Georgetown are included in the consolidated results of operations from their respective dates of acquisition. As a result of the Cardinal acquisition, the second quarter and first half of 2017 were impacted by slightly over two months of increased levels of average balances, income, and expense as compared to the second quarter and first half of 2016 which were impacted for approximately a month by increased levels of average balances, income, and expense due to the Bank of Georgetown acquisition. In addition, the second quarter and first half of 2017 included $23.2 million and $24.5 million, respectively, of merger-related expenses from the Cardinal acquisition and the second quarter and first half of 2016 included $4.5 million and $4.7 million, respectively, of merger-related expenses due to the Bank of Georgetown acquisition.

United Bankshares, Inc. Announces.

July 27, 2017

Page Two

Net interest income for the second quarter of 2017 was $136.2 million, which was an increase of $33.5 million or 33% from the second quarter of 2016. The $33.5 million increase in net interest income occurred because total interest income increased $41.8 million while total interest expense only increased $8.3 million from the second quarter of 2016. Tax-equivalent net interest income, which adjusts for the tax-favored status of income from certain loans and investments, for the second quarter of 2017 was $138.8 million, an increase of $34.5 million or 33% from the second quarter of 2016 due mainly to an increase in average earning assets from the Cardinal acquisition. Average earning assets for the second quarter of 2017 increased $4.7 billion or 42% from the second quarter of 2016 due mainly to a $3.4 billion or 35% increase in average net loans. Average short-term investments increased $885.3 million or 189% while average investment securities increased $485.5 million or 38%. Partially offsetting the increases to tax-equivalent net interest income for the second quarter of 2017 was an increase of 15 basis points in the average cost of funds as compared to the second quarter of 2016 due to higher market interest rates. In addition, the second quarter of 2017 average yield on earning assets decreased 13 basis points from the second quarter of 2016 due to the replacement of maturing higher-yielding investment securities with those at a lower current interest rate. The net interest margin of 3.44% for the second quarter of 2017 was a decrease of 23 basis points from the net interest margin of 3.67% for the second quarter of 2016.

Net interest income for the first six months of 2017 was $243.9 million, which was an increase of $42.9 million or 21% from the first six months of 2016. The $42.9 million increase in net interest income occurred because total interest income increased $54.1 million while total interest expense only increased $11.2 million from the first six months of 2016. Tax-equivalent net interest income for the first six months of 2017 was $247.9 million, an increase of $43.9 million or 22% from the first six months of 2016. This increase in tax-equivalent net interest income was primarily attributable to an increase in average earning assets from the Cardinal acquisition. Average earning assets increased $3.3 billion or 30% from the first six months of 2016 as average net loans increased $2.2 billion or 23% for the first six months of 2017. Average investment securities increased $330.7 million or 27%. Partially offsetting the increases to tax-equivalent net interest income for the first half of 2017 was an increase of 11 basis points in the average cost of funds as compared to the first half of 2016 due to higher market interest rates. In addition, the first half of 2017 average yield on earning assets decreased 14 basis points from the first half of 2016 due to the replacement of maturing higher-yielding investment securities with those at a lower current interest rate. The net interest margin of 3.44% for the first half of 2017 was a decrease of 22 basis points from the net interest margin of 3.66% for the first half of 2016.

On a linked-quarter basis, net interest income for the second quarter of 2017 increased $28.6 million or 27% from the first quarter of 2017. The $28.6 million increase in net interest income occurred because total interest income increased $34.2 million while total interest expense only increased $5.6 million from the first quarter of 2017. United’s tax-equivalent net interest income for the second quarter of 2017 increased $29.6 million or 27% from the first quarter of 2017 due mainly to an increase in average earning assets from the Cardinal acquisition. Average earning assets increased $3.3 billion or 26% for the linked-quarter. Average net loans increased $2.8 billion or 27% while average investment securities increased $383.2 million or 28%. Average short-term investments increased $106.0 million or 9%. In addition, the second quarter of 2017 average yield on earning assets increased 6 basis points from the first quarter of 2017 due to additional loan accretion of $3.1 million on acquired loans. Partially offsetting the increases to tax-equivalent net interest income for the second quarter of 2017 was an increase of 7 basis points in the average cost of funds as compared to the first quarter of 2017 due to higher market interest rates. The net interest margin of 3.44% for the second quarter of 2017 was an increase of a basis point from the net interest margin of 3.43% for the first quarter of 2017.

United Bankshares, Inc. Announces.

July 27, 2017

Page Three

For the quarters ended June 30, 2017 and 2016, the provision for loan losses was $8.3 million and $7.7 million, respectively, while the provision for the first six months of 2017 was $14.2 million as compared to $11.7 million for the first six months of 2016. Net charge-offs were $8.1 million and $10.7 million for the second quarter of 2017 and 2016, respectively. Net charge-offs were $13.9 million and $15.0 million for the first half of 2017 and 2016, respectively. Annualized net charge-offs as a percentage of average loans was 0.25% and 0.24% for the second quarter and first half of 2017, respectively.

Noninterest income for the second quarter of 2017 was $40.5 million, which was an increase of $22.5 million or 125% from the second quarter of 2016. The increase was due mainly to an increase of $21.8 million in income from mortgage banking activities due to increased production and sales of mortgage loans in the secondary market. As part of the Cardinal acquisition, United acquired Cardinal’s mortgage banking subsidiary, George Mason Mortgage, LLC (George Mason). George Mason is the largest locally headquartered home mortgage lender in the D.C. Metro region with offices located in Virginia, Maryland, North Carolina, South Carolina and the District of Columbia.

Noninterest income for the first half of 2017 was $60.7 million, which was an increase of $26.3 million or 77% from the first half of 2016. Once again, the increase was mainly due to increased production and sales of mortgage loans in the secondary market as a result of the acquisition of Cardinal and its mortgage banking subsidiary, George Mason. Income from mortgage banking activities for the first half of 2017 increased $21.7 million from the first half of 2016. Also, net gains on the sales, calls and redemption of investment securities for the first half of 2017 increased $4.5 million from the first half of 2016 due mainly to a net gain of $3.8 million on the redemption of an other investment security during the first quarter of 2017.

On a linked-quarter basis, noninterest income for the second quarter of 2017 increased $20.4 million or 101% from the first quarter of 2017 due to increased production and sales of mortgage loans in the secondary market as a result of George Mason. Income from mortgage banking activities for the second quarter of 2017 increased $21.9 million from the first quarter of 2017. Partially offsetting this increase was a decline of $3.2 million on the net gains on the sales, calls and redemption of investment securities due to the net gain of $3.8 million on the redemption of an other investment security in the first quarter of 2017.

Noninterest expense for the second quarter of 2017 was $112.1 million, an increase of $47.3 million or 73% from the second quarter of 2016 due mainly to the additional employees and branch offices from the Cardinal acquisition as most major categories of noninterest expense showed increases. In particular, employee compensation increased $32.8 million including an increase of $12.4 million in merger severance charges, employee benefits increased $3.0 million, net occupancy expenses increased $6.1 million including an increase of $4.2 million for the termination of leases and the reduction in value of leasehold improvements for closed offices, data processing expense increased $1.7 million which included a contract termination penalty of $525 thousand and additional merger-related expenses increased $2.2 million. The remainder of the increase in employee compensation was due mainly to higher employee incentives and commissions expense mainly related to the mortgage banking production of George Mason.

United Bankshares, Inc. Announces.

July 27, 2017

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Noninterest expense for the first half of 2017 was $175.0 million, an increase of $52.1 million or 42% from the first half of 2016 due mainly to the additional employees and branch offices from the Cardinal acquisition. Employee compensation increased $34.0 million which includes the increase of $12.4 million in merger severance charges. Otherwise, employee compensation increased due to higher employee incentives and commissions expense mainly related to the mortgage banking production of George Mason. Employee benefits increased $3.9 million, net occupancy expenses increased $6.7 million which includes an increase of $4.2 million for the termination of leases and the reduction in value of leasehold improvements for closed offices and data processing expense increased $2.2 million which included the contract termination penalty of $525 thousand. In addition, other merger-related expenses increased $3.2 million.

On a linked-quarter basis, noninterest expense for the second quarter of 2017 increased $49.3 million or 78% from the first quarter of 2017 due primarily to the added employees and branch offices from the Cardinal acquisition. In particular, employee compensation expense increased $32.0 million due to $12.8 million of merger severance charges, employee benefits increased $2.7 million, net occupancy expense increased $7.1 million due to $5.8 million for the termination of leases and the reduction in value of leasehold improvements for closed offices, data processing expense increased $1.3 million which included the contract termination penalty of $525 thousand and other merger-related expenses increased $2.9 million. The remainder of the increase in employee compensation was due mainly to higher employee incentives and commissions expense mainly related to the mortgage banking production of George Mason.

For the second quarter of 2017, income tax expense was $19.3 million as compared to $16.4 million for the second quarter of 2016. This increase was due mainly to higher earnings and a slightly higher effective tax rate. On a linked-quarter basis, income tax expense decreased $912 thousand due to lower earnings from the first quarter of 2017. Income tax expense for the first half 2017 increased $5.3 million from the first half 2016 due to higher earnings and slightly higher effective tax rate. United’s effective tax rate was 34.25% for the second quarter and first quarter of 2017 and 34.0% for the second quarter of 2016. For the first half of 2017 and 2016, United’s effective tax rate was 34.25% and 34.0%, respectively.

United’s asset quality continues to be sound. At June 30, 2017, nonperforming loans were $154.2 million, or 1.15% of loans, net of unearned income as compared to nonperforming loans of $113.3 million, or 1.10% of loans, net of unearned income, at December 31, 2016. As of June 30, 2017, the allowance for loan losses was $73.0 million or 0.54% of loans, net of unearned income, as compared to $72.8 million or 0.70% of loans, net of unearned income, at December 31, 2016. Total nonperforming assets of $182.4 million, including OREO of $28.2 million at June 30, 2017, represented 0.96% of total assets as compared to nonperforming assets of $144.8 million or 1.00% of total assets at December 31, 2016.

As mentioned previously, United completed its acquisition of Cardinal during the second quarter of 2017. The acquisition of Cardinal expands United’s existing footprint in the Washington, D.C. Metropolitan Statistical Area. At consummation, Cardinal had assets of approximately $4.1 billion, portfolio loans of $3.3 billion, and deposits of $3.3 billion. The aggregate purchase price was approximately $975.3 million. The number of shares issued in the transaction was 23.7 million. The preliminary purchase price has been allocated to the identifiable tangible and intangible assets resulting in preliminary additions to goodwill and core deposit intangibles of $620.0 million and $33.7 million, respectively. United recorded fair value discounts of $143.9 million on the loans acquired, $2.3 million on leases, and $8.7

United Bankshares, Inc. Announces.

July 27, 2017

Page Five

million on trust preferred issuances, respectively, and premiums of $4.4 million on land acquired, $5.0 million on interest-bearing deposits, and $10.7 million on long-term FHLB advances, respectively. The fair value adjustment on the loans was split between a credit mark of $55.6 million and an interest rate mark of $88.3 million. The estimated fair values of the acquired assets and assumed liabilities, including identifiable intangible assets are preliminary as of June 30, 2017 and are subject to refinement as additional information relative to closing date fair values becomes available. While the acquisition is accretive to book value per share, the net impact of the fair value adjustments drove modest dilution to tangible book value per share which is expected to be earned back in less than three years.

United continues to be well-capitalized based upon regulatory guidelines. United’s estimated risk-based capital ratio is 13.6% at June 30, 2017 while its estimated Common Equity Tier 1 capital, Tier 1 capital and leverage ratios are 11.4%, 11.4% and 10.4%, respectively. The regulatory requirements for a well-capitalized financial institution are a risk-based capital ratio of 10.0%, a Common Equity Tier 1 capital ratio of 6.5%, a Tier 1 capital ratio of 8.0% and a leverage ratio of 5.0%.

During the second quarter of 2017, United’s Board of Directors declared a cash dividend of $0.33 per share. United has increased its dividend to shareholders for 43 consecutive years. United is one of only two major banking companies in the USA to have achieved such a record.

United has consolidated assets of approximately $19.0 billion with 144 full service offices in West Virginia, Virginia, Maryland, Ohio, Pennsylvania and Washington, D.C. United Bankshares stock is traded on the NASDAQ Global Select Market under the quotation symbol “UBSI”.

Cautionary Statements

The Company is required under generally accepted accounting principles to evaluate subsequent events through the filing of its June 30, 2017 consolidated financial statements on Form 10-Q. As a result, the Company will continue to evaluate the impact of any subsequent events on critical accounting assumptions and estimates made as of June 30, 2017 and will adjust amounts preliminarily reported, if necessary.

Use of non-GAAP Financial Measures

This press release contains certain financial measures that are not recognized under U.S. generally accepted accounting principles (“GAAP”). Generally, United has presented these “non-GAAP” financial measures because it believes that these measures provide meaningful additional information to assist in the evaluation of United’s results of operations or financial position. Presentation of these non-GAAP financial measures is consistent with how United’s management evaluates its performance internally and these non-GAAP financial measures are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in the banking industry.

Specifically, this press release contains certain references to financial measures identified as tax-equivalent (FTE) net interest income, tangible equity and tangible book value per share. Management believes these non-GAAP financial measures to be helpful in understanding United’s results of operations or financial position.

Net interest income is presented in this press release on a tax-equivalent basis. The tax-equivalent basis adjusts for the tax-favored status of income from certain loans and investments. Although this is a non-GAAP measure, United’s management believes this measure is more widely used within the financial services industry and provides better comparability of net interest income arising from taxable and tax-exempt sources. United uses this measure to monitor net interest income performance and to manage its balance sheet composition. The tax-equivalent adjustment combines amounts of interest income on federally nontaxable loans and investment securities using the statutory federal income tax rate of 35%.

Tangible common equity is calculated as GAAP total shareholders’ equity minus total intangible assets. Tangible common equity can thus be considered the most conservative valuation of the company. Tangible common equity is also presented on a per common share basis. Management provides these amounts to facilitate the understanding of as well as to assess the quality and composition of United’s capital structure. By removing the effect of intangible assets that result from merger and acquisition activity, the “permanent” items of common equity are presented. These two measures, along with others, are used by management to analyze capital adequacy.

United Bankshares, Inc. Announces.

July 27, 2017

Page Six

Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as reconciliation to that comparable GAAP financial measure can be found in the attached financial information tables to this press release. Investors should recognize that United’s presentation of these non-GAAP financial measures might not be comparable to similarly titled measures at other companies. These non-GAAP financial measures should not be considered a substitute for GAAP basis measures and United strongly encourages a review of its condensed consolidated financial statements in their entirety.

Forward-Looking Statements

This press release contains certain forward-looking statements, including certain plans, expectations, goals and projections, which are subject to numerous assumptions, risks and uncertainties. Actual results could differ materially from those contained in or implied by such statements for a variety of factors including: changes in economic conditions; movements in interest rates; competitive pressures on product pricing and services; success and timing of business strategies; the nature and extent of governmental actions and reforms; and rapidly changing technology and evolving banking industry standards.

F-6

UNITED BANKSHARES, INC. AND SUBSIDIARIES

FINANCIAL SUMMARY

(In Thousands Except for Per Share Data)

	Three Months Ended		Six Months Ended
	June 30 2017	June 30 2016	June 30 2017	June 30 2016
EARNINGS SUMMARY:
Interest income	$154,947	$113,087	$275,705	$221,583
Interest expense	18,702	10,362	31,840	20,574

Net interest income	136,245	102,725	243,865	201,009
Provision for loan losses	8,251	7,667	14,150	11,702
Noninterest income	40,506	17,967	60,652	34,359
Noninterest expenses	112,137	64,855	174,979	122,911

Income before income taxes	56,363	48,170	115,388	100,755
Income taxes	19,304	16,378	39,520	34,257

Net income	$37,059	$31,792	$75,868	$66,498

PER COMMON SHARE:
Net income:
Basic	$0.37	$0.44	$0.84	$0.94
Diluted	0.37	0.44	0.84	0.94
Cash dividends	$0.33	$0.33	0.66	0.66
Book value			30.85	26.39
Closing market price			$39.20	$37.51
Common shares outstanding:
Actual at period end, net of treasury shares			104,946,351	76,296,146
Weighted average- basic	99,197,807	71,483,703	90,100,627	70,490,596
Weighted average- diluted	99,620,045	71,809,021	90,570,289	70,766,964
FINANCIAL RATIOS:
Return on average assets	0.82%	1.00%	0.94%	1.06%
Return on average shareholders’ equity	4.93%	6.99%	5.80%	7.51%
Average equity to average assets	16.59%	14.29%	16.18%	14.17%
Net interest margin	3.44%	3.67%	3.44%	3.66%

	June 30 2017	June 30 2016	December 31 2016	March 31 2017
PERIOD END BALANCES:
Assets	$19,035,600	$14,338,012	$14,508,892	$14,762,315
Earning assets	16,657,280	12,762,233	12,939,508	13,195,916
Loans, net of unearned income	13,392,478	10,422,858	10,341,137	10,409,041
Loans held for sale	339,403	6,226	8,445	3,581
Investment securities	1,790,487	1,483,151	1,403,638	1,373,411
Total deposits	13,971,221	10,315,853	10,796,867	11,062,329
Shareholders’ equity	3,237,421	2,013,140	2,235,747	2,252,859

UNITED BANKSHARES, INC. AND SUBSIDIARIES

Washington, D.C. and Charleston, WV

Stock Symbol: UBSI

(In Thousands Except for Per Share Data)

Consolidated Statements of Income

	Three Months Ended			Six Months Ended
	June	June	March	June	June
	2017	2016	2017	2017	2016
Interest & Loan Fees Income (GAAP)	$154,947	$113,087	$120,758	$275,705	$221,583
Tax equivalent adjustment	2,512	1,513	1,564	4,076	3,006

Interest & Fees Income (FTE) (non-GAAP)	157,459	114,600	122,322	279,781	224,589
Interest Expense	18,702	10,362	13,138	31,840	20,574

Net Interest Income (FTE) (non-GAAP)	138,757	104,238	109,184	247,941	204,015
Provision for Loan Losses	8,251	7,667	5,899	14,150	11,702
Non-Interest Income:
Fees from trust & brokerage services	4,745	4,792	4,886	9,631	9,661
Fees from deposit services	8,528	8,390	7,706	16,234	16,363
Bankcard fees and merchant discounts	1,216	1,365	884	2,100	2,203
Other charges, commissions, and fees	521	796	477	998	1,225
Income from bank-owned life insurance	1,258	1,192	1,217	2,475	2,372
Income from mortgage banking activities	22,537	789	675	23,212	1,517
Other non-interest revenue	954	430	361	1,315	801
Net other-than-temporary impairment losses	(16)	(33)	(44)	(60)	(33)
Net gains on sales/calls of investment securities	763	246	3,984	4,747	250

Total Non-Interest Income	40,506	17,967	20,146	60,652	34,359

Non-Interest Expense:
Employee compensation	55,461	22,631	23,471	78,932	44,910
Employee benefits	10,329	7,294	7,465	17,794	13,897
Net occupancy	13,913	7,773	6,784	20,697	14,026
Data processing	5,331	3,596	4,043	9,374	7,147
Amortization of intangibles	2,093	919	1,048	3,141	1,664
OREO expense	524	2,663	1,414	1,938	3,312
FDIC insurance expense	1,771	2,135	1,751	3,522	4,255
Other expenses	22,715	17,844	16,866	39,581	33,700

Total Non-Interest Expense	112,137	64,855	62,842	174,979	122,911

Income Before Income Taxes (FTE) (non-GAAP)	58,875	49,683	60,589	119,464	103,761
Tax equivalent adjustment	2,512	1,513	1,564	4,076	3,006

Income Before Income Taxes (GAAP)	56,363	48,170	59,025	115,388	100,755
Taxes	19,304	16,378	20,216	39,520	34,257

Net Income	$37,059	$31,792	$38,809	$75,868	$66,498

MEMO: Effective Tax Rate	34.25%	34.00%	34.25%	34.25%	34.00%

UNITED BANKSHARES, INC. AND SUBSIDIARIES

Washington, D.C. and Charleston, WV

Stock Symbol: UBSI

(In Thousands Except for Per Share Data)

Consolidated Balance Sheets

	June 30	June 30
	2017	2016	June 30	December 31	June 30
	Q-T-D Average	Q-T-D Average	2017	2016	2016
Cash & Cash Equivalents	$1,530,812	$624,130	$1,411,004	$1,434,527	$1,101,469
Securities Available for Sale	1,575,120	1,122,029	1,606,813	1,259,214	1,323,709
Held to Maturity Securities	27,090	38,765	20,401	33,258	34,029
Other Investment Securities	149,819	105,733	163,273	111,166	125,413

Total Securities	1,752,029	1,266,527	1,790,487	1,403,638	1,483,151

Total Cash and Securities	3,282,841	1,890,657	3,201,491	2,838,165	2,584,620

Loans held for sale	226,834	6,006	339,403	8,445	6,226
Commercial Loans	9,804,391	7,367,456	10,199,455	7,783,478	7,943,560
Mortgage Loans	2,395,699	1,878,056	2,514,896	1,938,707	1,961,824
Consumer Loans	705,914	513,541	696,126	634,534	531,970

Gross Loans	12,906,004	9,759,053	13,410,477	10,356,719	10,437,354
Unearned income	(17,741)	(15,283)	(17,999)	(15,582)	(14,496)

Loans, net of unearned income	12,888,263	9,743,770	13,392,478	10,341,137	10,422,858
Allowance for Loan Losses	(72,837)	(75,457)	(72,983)	(72,771)	(72,448)
Goodwill	1,288,114	753,346	1,485,113	863,767	866,176
Other Intangibles	21,751	16,871	53,527	22,954	27,583

Total Intangibles	1,309,865	770,217	1,538,640	886,721	893,759
Other Real Estate Owned	29,089	30,086	28,157	31,510	34,894
Other Assets	518,960	431,263	608,414	475,685	468,103

Total Assets	$18,183,015	$12,796,542	$19,035,600	$14,508,892	$14,338,012

MEMO: Interest-earning Assets	$16,147,805	$11,409,062	$16,657,280	$12,939,508	$12,762,233

Interest-bearing Deposits	$9,613,565	$6,601,335	$9,957,776	$7,625,026	$7,174,705
Noninterest-bearing Deposits	3,784,465	2,800,110	4,013,445	3,171,841	3,141,148

Total Deposits	13,398,030	9,401,445	13,971,221	10,796,867	10,315,853
Short-term Borrowings	341,201	390,807	321,322	209,551	735,323
Long-term Borrowings	1,329,013	1,106,972	1,364,531	1,172,026	1,169,892

Total Borrowings	1,670,214	1,497,779	1,685,853	1,381,577	1,905,215
Other Liabilities	97,982	69,134	141,105	94,701	103,804

Total Liabilities	15,166,226	10,968,358	15,798,179	12,273,145	12,324,872

Preferred Equity	—	—	—	—	—
Common Equity	3,016,789	1,828,184	3,237,421	2,235,747	2,013,140

Total Shareholders’ Equity	3,016,789	1,828,184	3,237,421	2,235,747	2,013,140

Total Liabilities & Equity	$18,183,015	$12,796,542	$19,035,600	$14,508,892	$14,338,012

MEMO: Interest-bearing Liabilities	$11,283,779	$8,099,114	$11,643,629	$9,006,603	$9,079,920

UNITED BANKSHARES, INC. AND SUBSIDIARIES

Washington, D.C. and Charleston, WV

Stock Symbol: UBSI

(In Thousands Except for Per Share Data)

	Three Months Ended			Six Months Ended
	June	June	March	June	June
	2017	2016	2017	2017	2016
Quarterly/Year-to-Date Share Data:
Earnings Per Share:
Basic	$0.37	$0.44	$0.48	$0.84	$0.94
Diluted	$0.37	$0.44	$0.48	$0.84	$0.94
Common Dividend Declared Per Share:	$0.33	$0.33	$0.33	$0.66	$0.66
High Common Stock Price	$42.60	$40.18	$47.30	$47.30	$40.18
Low Common Stock Price	$37.45	$34.50	$39.45	$37.45	$32.22
Average Shares Outstanding (Net of Treasury Stock):
Basic	99,197,807	71,483,703	80,902,368	90,100,627	70,490,596
Diluted	99,620,045	71,809,021	81,306,540	90,570,289	70,766,964
Memorandum Items:
Tax Applicable to Security Sales/Calls	$282	$90	$1,474	$1,756	$91
Common Dividends	$34,621	$25,160	$26,777	$61,398	$48,161
Dividend Payout Ratio	93.42%	79.14%	69.00%	80.93%	72.42%

	June 30	June 30	March 31
	2017	2016	2017
EOP Share Data:
Book Value Per Share	$30.85	$26.39	$27.76
Tangible Book Value Per Share (non-GAAP) (1)	$16.19	$14.67	$16.85
52-week High Common Stock Price	$49.35	$43.43	$49.35
Date	12/12/16	07/23/15	12/12/16
52-week Low Common Stock Price	$35.91	$32.22	$34.50
Date	07/06/16	02/11/16	06/27/16
EOP Shares Outstanding (Net of Treasury Stock):	104,946,351	76,296,146	81,151,257
Memorandum Items:
EOP Employees (full-time equivalent)	2,493	1,772	1,718
Note:
(1)Tangible Book Value Per Share:
Total Shareholders’ Equity (GAAP)	$3,237,421	$2,013,140	$2,252,859
Less: Total Intangibles	(1,538,640)	(893,759)	(885,674)

Tangible Equity (non-GAAP)	$1,698,781	$1,119,381	$1,367,185
÷ EOP Shares Outstanding (Net of Treasury Stock)	104,946,351	76,296,146	81,151,257
Tangible Book Value Per Share (non-GAAP)	$16.19	$14.67	$16.85

UNITED BANKSHARES, INC. AND SUBSIDIARIES

Washington, D.C. and Charleston, WV

Stock Symbol: UBSI

(In Thousands Except for Per Share Data)

	Three Months Ended			Six Months Ended
	June	June	March	June	June
	2017	2016	2017	2017	2016
Selected Yields and Net Interest Margin:
Loans	4.38%	4.34%	4.34%	4.37%	4.34%
Investment Securities	2.52%	3.03%	2.84%	2.66%	3.02%
Money Market Investments/FFS	1.12%	0.55%	0.87%	1.00%	0.52%
Average Earning Assets Yield	3.91%	4.04%	3.85%	3.88%	4.02%
Interest-bearing Deposits	0.53%	0.41%	0.45%	0.49%	0.41%
Short-term Borrowings	0.49%	0.38%	0.54%	0.51%	0.35%
Long-term Borrowings	1.72%	1.21%	1.52%	1.63%	1.22%
Average Liability Costs	0.66%	0.51%	0.59%	0.63%	0.52%
Net Interest Spread	3.25%	3.53%	3.26%	3.25%	3.50%
Net Interest Margin	3.44%	3.67%	3.43%	3.44%	3.66%
Selected Financial Ratios:
Return on Average Common Equity	4.93%	6.99%	6.98%	5.80%	7.51%
Return on Average Assets	0.82%	1.00%	1.09%	0.94%	1.06%
Efficiency Ratio	63.44%	53.74%	49.19%	57.46%	52.22%

	June 30	June 30	March 31	December 31
	2017	2016	2017	2016
Loan / Deposit Ratio	95.86%	101.04%	94.09%	95.78%
Allowance for Loan Losses/ Loans, net of unearned income	0.54%	0.70%	0.70%	0.70%
Allowance for Credit Losses (1)/ Loans, net of unearned income	0.55%	0.71%	0.71%	0.71%
Nonaccrual Loans / Loans, net of unearned income	0.72%	0.79%	0.87%	0.81%
90-Day Past Due Loans/ Loans, net of unearned income	0.06%	0.05%	0.06%	0.08%
Non-performing Loans/ Loans, net of unearned income	1.15%	1.08%	1.17%	1.10%
Non-performing Assets/ Total Assets	0.96%	1.03%	1.02%	1.00%
Primary Capital Ratio	17.32%	14.48%	15.68%	15.84%
Shareholders’ Equity Ratio	17.01%	14.04%	15.26%	15.41%
Price / Book Ratio	1.27x	1.42x	1.52x	1.68x
Price / Earnings Ratio	26.34x	21.18x	22.13x	23.24x

Note:

(1)	Includes allowances for loan losses and lending-related commitments.

UNITED BANKSHARES, INC. AND SUBSIDIARIES

Washington, D.C. and Charleston, WV

Stock Symbol: UBSI

(In Thousands Except for Per Share Data)

	Three Months Ended	Six Months Ended
	June	June
	2017	2017
Mortgage Banking Data – George Mason:
Applications	$1,367,000	$1,367,000
Loans originated	786,318	786,318
Loans sold	$722,098	$722,098
Purchase money % of loans closed	87%	87%
Realized gain on sales and fees as a % of loans sold	2.96%	2.96%
Net income	$2,482	$2,482

June
2017
Period End Mortgage Banking Data – George Mason:
Locked pipeline	$387,710

	June	June	December	March
	2017	2016	2016	2017
Asset Quality Data:
EOP Non-Accrual Loans	$96,679	$82,509	$83,525	$90,596
EOP 90-Day Past Due Loans	8,489	5,594	8,586	6,714
EOP Restructured Loans (1)	49,037	24,944	21,152	24,028

Total EOP Non-performing Loans	$154,205	$113,047	$113,263	$121,338
EOP Other Real Estate Owned	28,157	34,894	31,510	29,902

Total EOP Non-performing Assets	$182,362	$147,941	$144,773	$151,240

	Three Months Ended			Six Months Ended
	June	June	March	June	June
	2017	2016	2017	2017	2016
Allowance for Loan Losses:
Beginning Balance	$72,875	$75,490	$72,771	$72,771	$75,726
Provision for Loan Losses	8,251	7,667	5,899	14,150	11,702

	81,126	83,157	78,670	86,921	87,428
Gross Charge-offs	(9,922)	(11,987)	(7,285)	(17,207)	(18,933)
Recoveries	1,779	1,278	1,490	3,269	3,953

Net Charge-offs	(8,143)	(10,709)	(5,795)	(13,938)	(14,980)

Ending Balance	$72,983	$72,448	$72,875	$72,983	$72,448
Reserve for lending-related commitments	738	1,394	902	738	1,394

Allowance for Credit Losses (2)	$73,721	$73,842	$73,777	$73,721	$73,842

Notes:

(1)	Restructured loans with an aggregate balance of $31,606, $10,682, $11,522 and $11,106 at June 30, 2017, June 30, 2016, March 31, 2017 and December 31, 2016, respectively, were on nonaccrual status, but are not included in “EOP Non-Accrual Loans” above.
(2)	Includes allowances for loan losses and lending-related commitments.